Exhibit 99.1
Teton Energy Announces Closing of $40 Million of Secured Convertible Debentures.
DENVER June 19, 2008. Teton Energy Corporation (“Teton” or the “Company”) (AMEX: TEC) announced today that it has closed the private placement of $40 million in 10.75% Secured Convertible Debentures (the “Debentures”) due June 18, 2013 in accordance with its previously disclosed terms. Proceeds of the Debentures will be used to repay indebtedness under the Company’s bank credit facility in order to open up additional availability on the facility, for capital expenditures and other general corporate purposes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
Company Description. Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska, the Piceance Basin in western Colorado, the Williston Basin in North Dakota and the Big Horn Basin in Wyoming. Teton is headquartered in Denver, Colorado and is publicly traded on the American Stock Exchange under the ticker symbol “TEC”. For more information about Teton, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements. This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.
Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com